Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-189242 and No. 333-194775) and S‑8 (No. 333-181441) of Western Asset Mortgage Capital Corporation of our report dated March 6, 2017 relating to the financial statements and financial statement schedule, which appears in this Form 10‑K .

PricewaterhouseCoopers LLP
Los Angeles, California
March 6, 2017